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                                                                    EX-99.B11(a)


                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A of Marquis Funds (the "Registration Statement") of our report dated November 22, 1996, relating to the financial statements and financial highlights of Small Cap Growth Fund appearing in the September 30, 1996 Annual Report to Shareholders of the SEI Institutional Managed Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
Philadelphia, PA
July 23, 1997